October 25, 2006

COMPANY PRESS RELEASE

PRIME COMPANIES, INC. SUCCESSFULLY CONSUMMATES THE PURCHASE AND ACQUISITION OF CERTAIN COMPUTER RESOURCE TECHNOLOGIES, INC. STRATEGIC BUSINESS ASSETS INCLUDING ITS CUSTOMER BASE.

YUBA CITY, CALIFORNIA -(SEND2PRESS) October 25, 2006 - Prime Companies, Inc. (OTC: PRMC.PK) announces that it has executed a binding agreement; and has consummated the purchase of certain strategic assets including the customer base from Computer Resource Technologies, Inc. (CRT). Computer Resource Technologies, Inc. (CRT) is a fast growing hardware and software company currently serving the Dental and Medical industries in Colorado and the Midwest.

Norbert J. Lima, President and CEO of Prime Companies is quoted as saying "CRT's leading edge Digital Dental Technology products will afford Prime Companies' subsidiary NACC-TEL, CORP. the opportunity to become the provider of choice for both Digital Voice and Data Products to the Dental Industry. We see this acquisition as a revenue increasing opportunity of geometric proportions, catapulting Prime into profitability!"

As a Samsung Dealer, NACC-TEL, CORP. currently markets business telephone and voice mail systems. With CRT's product line, NACC-TEL will augment its product and service portfolio to include a total, turn key telecommunications solution to the Dental Industry. This is inclusive of certain CRT software and hardware proprietary products.

About PRIME COMPANIES, INC.:

Prime Companies, Inc., through its wholly owned subsidiary Nacc-Tel, Corp, currently provides Broadband and telecommunications services (Voice and Data) to both commercial and consumer customers in the Northern California market area. The services offered include, Broadband, Data Networks, Interconnect, Voice over the Internet (VOIP), and Voicemail Services.

About COMPUTER RESOURCE TECHNOLOGIES:

Computer Resource Technologies, is a hardware and software company currently serving the Dental and Medical industries in Colorado and the Midwest with niche hardware and software products to better facilitate doctor patient ergonomics and incorporating total record, billing and practice management integration.


Statements in this news release regarding Prime Companies, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statement to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995.   The following factors, among others, could cause Prime Companies, Inc.'s actual results to differ materially from those described in a forward-looking statement: limited history of offering Prime Companies, Inc.'s services in its current form; history of losses; increasing competition from existing or new competitors; increased telecommunications costs resulting from the expansion of Prime Companies, Inc.'s services; rapid technological change; possible unavailability of financing as and if needed; dependence on a limited number of vendors, including without limitation third-party vendors for the provision and roll-out of the Prime Companies, Inc. broadband service; inability to achieve telecommunication cost savings through efficient hardware utilization; possible industry consolidation; and potential fluctuations in quarterly and annual results. This list is intended to identify only certain of the principal
factors that could cause actual results to differ.   Readers are referred to the
reports and documents filed by Prime Companies, Inc. with the Securities and Exchange Commission for a discussion of these and other important risk factors.

 CONTACT:

Prime Companies, Inc.
Norbert J. Lima
President and CEO
409 Center Street
Yuba City, CA  95991-4500
(530) 755-3580